UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2010

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10765	23-2077891
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Universal Health Services, Inc. today announced an offering of $250.0 million aggregate principal amount of senior unsecured notes due 2018 (the “Notes”). The Notes will initially be issued by UHS Escrow Corporation, a wholly owned subsidiary of the Company, to fund a portion of the purchase price of the previously announced acquisition by the Company of Psychiatric Solutions, Inc. At the time of the closing of the acquisition, the net proceeds of the offering are expected to be released from escrow, and the Notes will become obligations of the Company.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This disclosure shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Certain statements in this Report may constitute forward-looking statements and are subject to various risks and uncertainties as discussed in the Company’s filing with the Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company’s assessment of these risks and uncertainties changes.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. 99.1	Universal Health Services, Inc., press release, dated September 14, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Health Services, Inc.

By: /s/ Alan B. Miller
Name: Alan B. Miller
Title: Chairman of the Board and Chief Executive Officer

By: /s/ Steve Filton
Name: Steve Filton
Title: Senior Vice President and Chief Financial Officer

Date: September 14, 2010

Exhibit Index

Exhibit No.	Exhibit
99.1	Universal Health Services, Inc., press release, dated September 14, 2010